Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2006 RESULTS

XIFAXAN® Achieves 31% Quarterly Sequential Prescription Growth

FDA Grants Marketing Approval for OSMOPREP™ and Approvable Letter for MOVIPREP®

COLAZAL® and XIFAXAN Trade Inventories Reduced

Change in 2006 R&D Guidance to 25% of Total Product Revenue

Change in 2006 EPS Guidance to Approximately $0.65 Due to Initiatives

to Expedite and Strengthen Key R&D Projects

RALEIGH, NC, May 4, 2006 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the quarter ended March 31, 2006.

Total product revenue was $41.9 million for the first quarter of 2006 compared to $28.8 million for the first quarter of 2005. COLAZAL generated revenue of $22.8 million for the first quarter of 2006 compared to $23.8 million for the first quarter of 2005, as prescriptions grew 9% over the same time interval. XIFAXAN revenue for the first quarter of 2006 was $6.6 million, a 153% increase compared to the first quarter of 2005. VISICOL® generated revenue of $9.8 million for the first quarter of 2006, compared to $5.2 million a year ago when InKine was independent. Over the past 12 months the Company’s revenue base has experienced substantial change driven by increasing contributions from XIFAXAN and VISICOL. We expect this evolution in our revenue base will continue during 2006 as XIFAXAN continues to grow and as we expand our purgative franchise. The chart below reveals the changing product mix and diversity of our revenue base:

REVENUE CONTRIBUTION

(First Quarter % of Total Product Revenue)

Product	2006	2005
Colazal	55%	83%
Xifaxan	16%	9%
Visicol	23%	n/a
Other	6%	8%

Total cost of products sold was $8.3 million for the first quarter. Gross margin on total product revenue was 80.2% for the first quarter. Research and development expenses were $10.1 million for the first quarter of 2006, compared to $4.3 million for the prior year period. The increase in R&D expenses is due to robust patient enrollment in our XIFAXAN diarrhea-associated IBS trial and the expansion of our COLAZAL life cycle management program through initiatives to strengthen and support our 1100 mg balsalazide tablet submission. Selling, general and administrative expenses were $19.4 million for the first quarter of 2006 compared to $14.2 million for the corresponding period of 2005. The increase in SG&A expenses is primarily due to the expansion of the sales force subsequent to the InKine merger. The Company reported net income of $3.7 million, or $0.08 per share, fully diluted, for the first quarter of 2006. This net income for the period compares to net income of $3.4 million, or $0.09 per share, for the first quarter of 2005.

Cash, cash equivalents and investments were $59.1 million on March 31, 2006.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “Year-over-year total product revenue growth was driven by impressive gains in XIFAXAN and VISICOL. During the first quarter of 2006 the Company invested additional resources to expedite key R&D projects such as our XIFAXAN diarrhea-associated IBS trial, our COLAZAL life cycle management program and the timely completion of our COLAZAL pediatric trial. Based upon target enrollment for all ongoing clinical trials for the remainder of 2006, we anticipate research and development expenses will be approximately 25% of total product revenue for 2006. We continue to expect selling, general and administrative expenses for 2006 to be approximately 38% of total product revenue as we plan for the 2006 launch of OSMOPREP, approved March 16, 2006, and MOVIPREP, approval pending.

“For 2006, we continue to expect total Company product revenue will be at least $205 million. This guidance accounts for the normalization of product trade inventory levels by year-end. At the end of the first quarter of 2006, COLAZAL trade inventories were approximately 3.0 months and XIFAXAN trade inventories were 3.0 to 3.5 months, down from 3.5 months and 4.5 to 5.0 months for COLAZAL and XIFAXAN, respectively, at the end of 2005. These trade inventories were increased in conjunction with the 40% expansion of our specialty sales force during the third quarter of 2005 and the introduction of the COLAZAL 500-count bottle and XIFAXAN 100-count bottle during the fourth quarter of 2005. These trade inventories are expected to be worked down gradually over the course of 2006 as a result of inventory draw-down and a higher prescription run rate. At year-end we anticipate COLAZAL and XIFAXAN inventories will be approximately 6 to 8 weeks. At the end of the first quarter of 2006, VISICOL inventories were approximately 6 weeks. Based upon our product revenue guidance of at least $205 million, and taking into consideration the anticipated increased research and development expenditure for the year, we believe we will be able to deliver earnings per share of approximately $0.65, on a fully diluted basis, assuming a 5% tax rate, for 2006.”

Carolyn Logan, President and Chief Executive Officer, stated, “The growth of our XIFAXAN business over the course of the past year is extremely gratifying. During the first quarter of 2005, XIFAXAN prescriptions averaged approximately 7,000 per month, and now, for the first quarter of 2006, an average of approximately 18,000 XIFAXAN prescriptions were written each month. We believe that this progress (159% year-over-year prescription growth) provides a preliminary look at XIFAXAN’s potential and promise. We believe XIFAXAN has an important role to play in the treatment of a number of bacterial-related conditions affecting the gastrointestinal tract. We are greatly encouraged by XIFAXAN’s growing acceptance and utilization and believe that

XIFAXAN’s increasing use in chronic or periodic treatment regimes for several conditions resulted in 200% year-over-year growth in the number of tablets prescribed. We believe that our extensive clinical program in pursuit of additional indications is providing an impressive number of physicians with exposure to and experience with XIFAXAN. The late-stage clinical trials we initiated in December 2005 continued to enroll patients during the first quarter of 2006 for the evaluation of XIFAXAN for the treatment of diarrhea-associated IBS, hepatic encephalopathy and C. difficile-associated diarrhea. Additionally, during the first quarter we initiated our second Phase III trial of XIFAXAN in the prevention of travelers’ diarrhea. We anticipate XIFAXAN will be a topic of growing interest at Digestive Disease Week 2006, which will take place May 20-24. XIFAXAN will be the topic of ten poster presentations, as well as an oral presentation by Mark Pimentel, M.D., Director, GI Mobility Program, Cedars-Sinai Medical Center.

“COLAZAL demonstrated 9% year-over-year prescription growth for the first quarter of 2006. Inflammatory bowel disease is an important component of our business, and as our business expands into additional therapeutic areas, COLAZAL and our IBD products in development – 1100 mg balsalazide tablets and granulated mesalamine – will continue to serve an important role in fulfilling our mission to provide products to gastroenterologists and their patients. For several years the Company has been actively engaged in conducting a COLAZAL life cycle management program in order to optimize the value of our IBD franchise. The Company is systematically and thoughtfully executing scientific and legal strategies designed to maximize COLAZAL’s commercial success. Additionally, the development of the 1100 mg balsalazide tablet and granulated mesalamine are important aspects of the Company’s COLAZAL life cycle management strategy. Patient enrollment continued for both of these programs during the quarter, and we anticipate that in mid-2007 we will submit regulatory packages seeking marketing approval for these products. At Digestive Disease Week 2006, results of a study comparing the concentration of mesalamine delivered to the mucosal lining of the colon in patients treated with either COLAZAL or Asacol® will be presented by Asher Kornbluth, M.D., Associate Clinical Professor of Medicine, Mount Sinai Medical Center and School of Medicine, Mount Sinai IBD Center.

“The most recent exciting developments were the FDA’s granting of marketing approval for OSMOPREP on March 16 and the FDA’s granting of an approvable letter for MOVIPREP on April 10. The availability of these two complementary products would allow Salix to offer an unprecedented portfolio of purgative products – both a tablet and a two-liter liquid formulation – that facilitate making bowel preparation for colonoscopy as effective, tolerable, easy and convenient as possible. Our 96 specialty sales representatives will be trained on OSMOPREP and MOVIPREP in early June. OSMOPREP will be launched during the second half of June, and we anticipate the launch of MOVIPREP, if approved, will take place later in 2006. We believe that both of these products should command broad market acceptance. Two weeks ago we announced the results of a multi-center superiority trial comparing OSMOPREP versus HalfLytely® with Bisacodyl Tablets Bowel Prep Kit. In the study, a significantly greater percentage of patients who used OSMOPREP recorded a mean overall colon cleansing score of “EXCELLENT” compared to the percentage of patients who used HalfLytely, the current market-leading, prescription, 2-liter, liquid bowel cleansing product. These results demonstrated that OSMOPREP should offer a viable cleansing option for patients who prefer a tablet preparation. Two posters discussing results of trials evaluating OSMOPREP colon cleansing will be presented at Digestive Disease Week 2006.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Thursday, May 4, 2006. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 946-0720 (U.S. and Canada) or (719) 457-2646 (international.) The access code for the call is 4301335. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 4301335.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL® Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

Salix also markets AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). MOVIPREP® and granulated mesalamine are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of AAI Properties Inc.

TABLE FOLLOWS

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, risks of regulatory review and clinical trials, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2006 (unaudited)	March 31, 2005 (unaudited)
Revenues:
Net product revenues	$41,853	$28,810

Total revenues	41,853	28,810
Operating Costs and Expenses:
Cost of products sold	8,285	6,748
Amortization of intangible assets	1,135	381
Research and development	10,128	4,285
Selling, general and administrative	19,419	14,193

Total operating costs and expenses	38,967	25,607

Income from operations	2,886	3,203
Interest and other income, net	971	249
Income tax expense	193	93

Net income	$3,664	$3,359

Net income per share, basic	$0.08	$0.09

Net income per share, diluted	$0.08	$0.09

Weighted average shares outstanding, basic	46,359	36,551

Weighted average shares outstanding, diluted	48,460	38,698

Salix Pharmaceuticals, Ltd. Condensed Consolidated Balance Sheets (In thousands)

	March 31, 2006 (unaudited)	December 31, 2005 (audited)
Assets
Cash, cash equivalents and investments	$59,144	$68,182
Accounts receivable, net	32,864	38,852
Inventory, net	24,628	23,164
Other assets	156,286	152,274

Total Assets	$272,922	$282,472

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$28,717	$42,619

Total liabilities	28,717	42,619

Common stock	46	46
Additional paid-in-capital	385,647	384,959
Other comprehensive loss	(679)	(679)
Accumulated deficit	(140,809)	(144,473)

Total stockholders’ equity	244,205	239,853

Total Liabilities and Stockholders’ Equity	$272,922	$282,472

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